Exhibit (a)(6)

FOR IMMEDIATE RELEASE	Friday November 16, 2012

(All amounts in U.S. dollars)

Celestica Waives Condition to Substantial Issuer Bid

TORONTO, Canada - Celestica Inc. (NYSE, TSX: CLS), a global leader in the delivery of end-to-end product lifecycle solutions, today announced that it has waived a condition to its previously announced substantial issuer bid (the “Offer”).

Celestica has waived the condition that would have permitted the Offer to be withdrawn should Celestica determine, in its sole judgment, acting reasonably, that the purchase price per subordinate voting share (a “Share”) under the Offer exceeds the fair market value of a Share as of the expiration date of the Offer, determined without reference to the Offer.  This condition has been waived because it is not capable of independent verification and therefore may not be appropriate under the U.S. regulations applicable to the Offer as it does not provide tendering shareholders with reasonable specificity as to the condition.

Celestica commenced the Offer to purchase for cancellation up to 25,000,000 of its Shares for an aggregate purchase price not exceeding US$175,000,000 on October 29, 2012.  The Offer is being conducted through a “modified Dutch auction” within a price range of not less than US$7.00 per Share and not more than US$8.00 per Share (in increments of US$0.10 per Share within that range).  Celestica has not revised the specified price range for tenders pursuant to the Offer.

The “modified Dutch auction” tender process allows shareholders to individually select the price, within the specified range, at which they are willing to sell their Shares.  When the Offer expires, Celestica will select the lowest purchase price that will allow it to purchase the maximum number of Shares properly tendered to the Offer, and not properly withdrawn, having an aggregate purchase price not exceeding US$175,000,000.  If Shares with an aggregate purchase price of more than US$175,000,000 are properly tendered and not properly withdrawn, Celestica will purchase the Shares on a pro rata basis except that “odd lot” tenders (of holders beneficially owning fewer than 100 Shares) will not be subject to pro-ration.

The Offer is not conditional on any minimum number of Shares being tendered to the Offer, but is subject to other conditions customary for a transaction of this nature.  The Offer will remain open for acceptance until 5:00 p.m. (EST) on December 3, 2012, unless withdrawn or extended by Celestica.  A complete description of the terms and conditions of the Offer are contained in the Offer to Purchase, Issuer Bid Circular and other related documents, including any amendments thereto, filed with the applicable Canadian provincial and territorial securities commissions and the U.S. Securities and Exchange Commission and mailed to shareholders on October 29, 2012.  The Offer documents are available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, and on Celestica’s website at www.celestica.com.

The Celestica Board has authorized the making of the Offer.  Neither Celestica nor its Board makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares to the Offer. Shareholders are urged to consult their own financial, tax and legal advisors and to make their own decisions whether to tender or to refrain from tendering their Shares to the Offer and, if so, how many Shares to tender and at what price or prices.

Scotia Capital Inc. and Scotia Capital (USA) Inc. have been retained by Celestica to act as dealer managers in connection with the Offer in Canada and the United States, respectively.  Any questions or requests for information regarding the Offer may be directed to Computershare Investor Services Inc., as the depositary for the Offer, at 1-800-564-6253 (Toll Free - North America) or 1-514-982-7555 (Overseas).

About Celestica

Celestica is dedicated to delivering end-to-end product lifecycle solutions to drive our customers’ success. Through our simplified global operations network and information technology platform, we are solid partners who deliver informed, flexible solutions that enable our customers to succeed in the markets they serve.  Committed to providing a truly differentiated customer experience, our agile and adaptive employees share a proud history of demonstrated expertise and creativity that provides our customers with the ability to overcome any challenge.  For further information on Celestica, visit its website at www.celestica.com.  Celestica’s security filings can also be accessed at www.sedar.com and www.sec.gov.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Shares in the Offer. The solicitation of offers to purchase Shares is made only pursuant to the Offer to Purchase, Issuer Bid Circular and related materials that Celestica has filed with the Canadian provincial and territorial securities regulators and the U.S. Securities and Exchange Commission (“SEC”) and distributed to its shareholders, as they may be amended or supplemented. Shareholders should read these materials carefully before making any decision with respect to the Offer because they contain important information, including the terms and conditions of the Offer. Each of these documents has been or will be filed with the SEC and the Canadian securities regulators, and shareholders may obtain them free of charge from the SEC’s website at www.sec.gov or at www.sedar.com.

Safe Harbor and Fair Disclosure Statement

This news release may contain forward-looking statements related to our plans, objectives, expectations and intentions, including our expectations regarding the terms, conditions and expiry date of the Offer, and other statements contained in this release that are not historical facts.  Such forward-looking statements are predictive in nature and may be based on current expectations, forecasts or assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from the forward-looking statements themselves.  Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “continues”, or similar expressions, or may employ such future or conditional verbs as “may”, “will”, “should” or “would”, or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in applicable Canadian securities legislation.  Forward-looking statements are not guarantees of future performance.  These statements are based on our current beliefs or expectations, including, our assumptions, beliefs and expectations regarding Celestica’s future capital requirements, market and general economic conditions, and its ability to obtain regulatory approvals.  These statements are inherently subject to significant risks, uncertainties and changes in circumstances, many of which are beyond the control of Celestica.  Our actual results may differ materially from those expressed or implied by such forward-looking statements, including as a result of changes in global, political, economic, business, competitive, market and regulatory factors.  These and other risks and uncertainties, as well as other information related to Celestica, are discussed in our various public filings at www.sedar.com, including our Annual Report on Form 20-F filed with the Canadian securities regulators.  Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans relating to the future.  Readers are cautioned that such information may not be appropriate for other purposes.  Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Celestica Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com